UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   SHAPIRO, RONALD M.
   FIRST MARINER BANCORP
   1801 S. CLINTON STREET
   BALTIMORE, MD  21224
   USA

2. Date of Event Requiring Statement (Month/Day/Year)
   MAY 13, 1997

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   FIRST MARINER BANCORP
   FMAR

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                          |
__________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                         |
                                           |   Securities         |   Form:        |   Beneficial Ownership                       |
                                           |   Beneficially       |   Direct(D) or |                                              |
                                           |   Owned              |   Indirect(I)  |                                              |
__________________________________________________________________________________________________________________________________|
COMMON STOCK                               |10,000                 |D               |                                             |
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                                           |                       |                |                                             |
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__________________________________________________________________________________________________________________________________|
__________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securitites Beneficially Owned                                                                            |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect     |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership   |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                          |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                          |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                          |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                          |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                          |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                          |
__________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                          |
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                        |         |         |                       |         |          |             |                          |
----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                          |
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__________________________________________________________________________________________________________________________________|

Explanation of Responses:

-----------------------------
SIGNATURE OF REPORTING PERSON
/s/ RONALD M. SHAPIRO

DATE
MAY --, 1997